EXHIBIT 5.1

                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]

February 16, 2000


Tristar Corporation
105 S. St. Mary's Street, Suite 1800
San Antonio, Texas 78205

Gentlemen:

         We have acted as counsel for Tristar Corporation, a Delaware corporation (the "Company"), in connection with the authorization of 1,578,400 shares (the "Shares") of Common Stock, $.01 par value ("Common Stock"), of the Company, issued or to be issued pursuant to the Non-Qualified Stock Option Agreement between the Company and Richard P. Rifenburgh, the Non- Qualified Stock Option Agreement between the Company and Aaron Zutler, the Non-Qualified Stock Option Agreement between the Company and Robert Sparacino and the Company's 1997 Long-Term Incentive Plan (collectively, the "Plans").

         In connection therewith, we have examined, among other things, the Plans, the corporate proceedings with respect to the issuance of the Shares and such other corporate documents as we have deemed appropriate.

         Based on the foregoing, and having due regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares to be issued by the Company pursuant to the terms of the Plans have been duly authorized by all requisite corporate action and, when issued in accordance with the respective terms thereof, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our names in the Registration Statement.

         The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware and the federal securities law of the United States of America.

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February 16, 2000
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         The opinions expressed herein are for your sole benefit and may be relied upon only by you.

                                             Very truly yours,

                                             /s/ Fulbright & Jaworski L.L.P.